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                                                                       Exhibit 8

                                 CATEGORY THREE
                        LABORATORY DATA ACCESS AGREEMENT

                  This CATEGORY THREE LABORATORY DATA ACCESS AGREEMENT (this "AGREEMENT"), dated as of August 16, 1999, between SmithKline Beecham plc, a public limited liability company organized under the laws of England ("SMITHKLINE BEECHAM"), and Quest Diagnostics Incorporated, a Delaware corporation ("QUEST DIAGNOSTICS").

                  WHEREAS, SmithKline Beecham and Quest Diagnostics have entered into a Stock and Asset Purchase Agreement, dated as of February 9, 1999 (the "PURCHASE AGREEMENT"), pursuant to which SmithKline Beecham has agreed to sell, and Quest Diagnostics has agreed to purchase, SmithKline Beecham's clinical laboratories business, including 100% of the outstanding capital stock of SBCL, Inc., a Delaware corporation ("SBCL"), and certain other assets, as further described therein (the "TRANSACTION");

                  WHEREAS, the clinical laboratory data previously collected by SBCL becomes the property of Quest Diagnostics pursuant to the Purchase Agreement; and

                  WHEREAS, as a condition to completion of the Transaction, SmithKline Beecham has required Quest Diagnostics to grant to SmithKline Beecham, and Quest Diagnostics is willing to so grant to SmithKline Beecham, certain non-exclusive and limited-use license rights on economically preferred terms for a limited term for the clinical laboratory data identified herein.

                  WHEREAS, SmithKline Beecham and Quest Diagnostics have entered into a Participation Agreement, dated as of the date hereof (the "PARTICIPATION AGREEMENT"), pursuant to which SmithKline Beecham will form IX Company ("IX COMPANY") and will grant Quest Diagnostics an initial 29.5% equity interest in IX Company. IX Company may, among other activities, use the Data received under this Agreement, together with other health care related data, to develop, market and sell products and services under Category Three Uses.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and in the Participation Agreement, and subject to and on the terms and conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. DEFINITIONS. (a) For purposes of this Agreement:

                  "AFFILIATE" means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, a specified Person. For purposes of this definition, the term "CONTROL" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise; PROVIDED that (1) any Person that performs Clinical Laboratory Services that generate revenues in any fiscal year (as determined pursuant to generally accepted accounting principles in the U.S.) exceeding $250,000,000 shall not be an Affiliate of SmithKline Beecham for purposes of Articles III, IV and V and (2) after assignment of this Agreement to IX Company as provided in Section 10.01(a), neither IX Company nor any subsidiary of IX Company (collectively, the "IX ENTITIES") shall be an Affiliate of SmithKline Beecham or its other Affiliates for purposes of Articles III, IV and V. For purposes of the foregoing proviso, Clinical Laboratory Services shall exclude Clinical Laboratory Information Services (provided that the Person providing such Clinical Laboratory Information Services does not perform and has not performed clinical laboratory, anatomic pathology or other diagnostic testing services). SmithKline Beecham and Quest Diagnostics shall not be deemed to be Affiliates of each other.

                  "APPLICABLE LAW" means, with respect to any jurisdiction, all applicable statutes, laws, ordinances, rules, orders and regulations (to the extent then in force and effect) of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, having authority over an applicable Person in such jurisdiction.

                  "AUTHORIZED SUBCONTRACTOR" means, with respect to SmithKline Beecham, any subcontractor of SmithKline Beecham or its Affiliates that agrees in writing not to disclose to Third Parties Data received under this Agreement except at the direction and on behalf of SmithKline Beecham.

                  "CATEGORY THREE USES" means any use of Data by SmithKline Beecham and its Affiliates, provided that the utility of the program, service or product using the Data, from the


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point of view of a reasonable user of such program, service or product, has been materially enhanced by the inclusion of data, other than laboratory data, sourced from SmithKline Beecham or any Third Party. For the avoidance of doubt, nothing in this Agreement prohibits SmithKline Beecham and its Affiliates from including laboratory data sourced from any Third Party in a program, service or product under a Category Three Use.

                  "CLIENT" means (a) with respect to Quest Diagnostics and any of its Affiliates, any Person for whom Quest Diagnostics or any of its Affiliates is providing laboratory services that generates Laboratory Data and
(b) with respect to SmithKline Beecham and any of its Affiliates, any Person for whom SmithKline Beecham or any of its Affiliates is providing Data pursuant to this Agreement.

                  "CLINICAL LABORATORY INFORMATION SERVICES" means providing in any manner, directly or indirectly, data or information products or services which substantially consist of laboratory test results and/or related information (other than initial reporting of laboratory test results and test development and other similar research activities engaged in by Quest Diagnostics or its Affiliates).

                  "CLINICAL LABORATORY SERVICES" means clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) including the reports of test results, or providing to any unaffiliated Person, in any manner, directly or indirectly, data or information products or services which substantially consist of laboratory test results and/or related information.

                  "COMMENCEMENT DATE" means the eighteen-month anniversary of the Effective Date.

                  "DATA" means Laboratory Data and Encoded Laboratory Data.

                  "EFFECTIVE DATE" means the date upon which this Agreement is effective and shall be the Closing Date as defined in the Purchase Agreement.

                  "ENCODED LABORATORY DATA" means Laboratory Data that has been encoded through the Encoding Process. Encoded Laboratory Data shall specifically exclude Patient Identifiers.

                  "ENCODING KEY" means the unique randomly generated code assigned by the Information Encoder in the Encoding Process which relates to a specific person. An Encoding Key shall specifically exclude Encounter Numbers (as defined in Appendix F).


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

                  "ENCODING PROCESS" means the process and procedures described in Article VI.

                  "HEALTH INFORMATION" means that portion of Laboratory Data that is medical and clinical information associated with any individual person that relates to the past, present or future (a) physical or mental health condition of the person, (b) family history of the person, (c) provision of healthcare to the individual and (d) date of service. Health Information shall specifically exclude Patient Identifiers and shall specifically include Encounter Numbers.

                  "HISTORICAL DATA" means Laboratory Data entered into a database prior to the Effective Date.

                  "INFORMATION ENCODER" means that independent Third Party retained by SmithKline Beecham to perform the duties of the Encoding Process as described in Article VI.

                  "INITIAL TERM" means, unless and until earlier terminated pursuant to this Agreement, the period beginning on the Effective Date and ending on the 42-month anniversary of the Effective Date.

                  "IX COMPETITOR" means a Third Party who is primarily engaged in the business of developing, marketing, selling and delivering, via the Internet, programs, services and products using patient specific health information or, if IX Company is not primarily engaged in such business, a Third Party primarily engaged in the business then primarily engaged in by IX Company.

                  "LABORATORY DATA" means and consists of clinical laboratory data and associated person specific data and other information related to Clinical Laboratory Services performed by SBCL, Quest Diagnostics or their Affiliates, but expressly excluding Data that (a) is generated by clinical trials and forensic toxicology or (b) relates to Clinical Laboratory Services performed prior to January 1, 1998, by Quest Diagnostics and its Affiliates (excluding SBCL and its subsidiaries) or prior to January 1, 1997, by SBCL and its subsidiaries.

                  "PATIENT DEMOGRAPHIC INFORMATION" means (a) with respect to any Person, the following person-associated information: date of birth, age, gender and 5-digit zip code, and (b) with respect to any Person's test order, laboratory requisition number and identity of the performing laboratory.

                   "PATIENT IDENTIFIERS" means with respect to any Person, name, street address, 9-digit zip code, communication numbers (telephone, facsimile, pager, e-mail), Social Security number and patient benefit member identification numbers.


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

                  "PERSON" means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, government entity or other entity.

                  "QUEST DIAGNOSTICS INFORMATICS BUSINESS" means any business or businesses conducted by Quest Diagnostics or its Affiliates, pursuant to which Quest Diagnostics or any of its Affiliates provides Clinical Laboratory Information Services using laboratory data from testing services performed by Quest Diagnostics and its Affiliates.

                  "QUEST INFORMATICS DATABASE" means the compilation of Laboratory Data in the centralized clinical laboratory database maintained by Quest Diagnostics or its Affiliates on the Effective Date, and any comparable or successor database or databases maintained by Quest Diagnostics or its Affiliates in connection with the conduct of Clinical Laboratory Information Services by Quest Diagnostics or its Affiliates.

                  "SBCL INFORMATICS DATABASE" means the compilation of Laboratory Data in the centralized clinical laboratory database maintained by SBCL or its subsidiaries on the Effective Date and any comparable or successor database or databases maintained by Quest Diagnostics or its Affiliates in connection with the conduct of Clinical Laboratory Information Services by Quest Diagnostics or its Affiliates.

                  "TAX" or "TAXES" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under ss.59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any governmental entity or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

                  "TERM" means, unless and until earlier terminated pursuant to this Agreement, the Initial Term and any applicable Renewal Term in accordance with Article IX.

                  "THIRD PARTY" means any party other than SmithKline Beecham and Quest Diagnostics and their respective Affiliates.

                  "YEAR 2000 COMPLIANCE" includes any requirement that the design and performance specifications of the relevant items include: accurate date and century recognition, calculations that accommodate same century and multicentury formulas and date values, and date/data interface values that accurately reflect the century.


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

                  (b) The following terms have the meanings set forth in the Sections set forth below:

Term                                                                Section
----                                                                -------

Additional Services............................................     7.05(b)

Agreement......................................................     Preamble

Applicable Fee.................................................     8.01(a)

Applicable Period..............................................     8.01(b)

Authorization..................................................     4.02(a)

Data File 1....................................................     Appendix F

Data File 2....................................................     Appendix F

Deliverables...................................................     6.06

Disputes.......................................................     12.15(a)

Encoder Contract...............................................     6.01(b)

Encounter Number...............................................     Appendix F

Indemnified Party..............................................     11.03(a)

IX Company.....................................................     Preamble

Loss...........................................................     11.01

Master Encoding Key Database...................................     6.03(b)

Other Quest Data Access Agreement..............................     8.01(d)

Participation Agreement........................................     Preamble

Protocols......................................................     6.02(c)

Purchase Agreement.............................................     Preamble

Quest Diagnostics..............................................     Preamble

Quest Diagnostics Indemnified Party............................     11.01

Renewal Term...................................................     9.02

SBCL...........................................................     Preamble

SmithKline Beecham.............................................     Preamble

SmithKline Beecham Indemnified Party...........................     11.02

Source Identifier..............................................     Appendix F

Superior Internal Service Level................................     7.05(d)

Superior Service Level.........................................     7.05(d)


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

Third Party Claims.............................................     11.03(b)

Transaction....................................................     Preamble

                                   ARTICLE II

                                 RIGHTS IN DATA

                  SECTION 2.01. RIGHTS IN DATA. The Laboratory Data to be disclosed to SmithKline Beecham for use by SmithKline Beecham is proprietary information of Quest Diagnostics. SmithKline Beecham's rights in the Data are defined solely by the Category Three Uses and the other terms, conditions and limitations in this Agreement.

                                   ARTICLE III

                             ENCODED LABORATORY DATA

                  SECTION 3.01. CATEGORY THREE USES. Quest Diagnostics hereby grants to SmithKline Beecham and its Affiliates a non-exclusive, perpetual, worldwide right and license to use Encoded Laboratory Data received under
Section 3.02 for Category Three Uses, including the rights to receive, copy, transfer, sublicense, manipulate, integrate, disclose and display, subject to the terms and conditions of this Agreement. SmithKline Beecham, without Authorization, shall have no right to directly or indirectly attempt to match or link Encoded Laboratory Data with Patient Identifiers and shall refrain from doing so.

                  SECTION 3.02. DELIVERY OF ENCODED LABORATORY DATA. During the Term, if SmithKline Beecham requests Encoded Laboratory Data from Quest Diagnostics, Quest Diagnostics shall, at the fees set forth in Article VIII, electronically deliver, or deliver in electronic format, to a location in the United States, Encoded Laboratory Data to SmithKline Beecham. Each transmission of Encoded Laboratory Data shall be made in accordance with the performance criteria set forth in Articles VI and VII, to the extent applicable, to one recipient (which shall be SmithKline Beecham or an Affiliate or Authorized Subcontractor designated by SmithKline Beecham).


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

                                   ARTICLE IV

                                 LABORATORY DATA

                  SECTION 4.01. CATEGORY THREE USES. Quest Diagnostics hereby grants to SmithKline Beecham and its Affiliates a non-exclusive, perpetual, worldwide right and license to use Laboratory Data received under Section 4.02 for Category Three Uses, including the rights to receive, copy, transfer, sublicense, manipulate, integrate, disclose and display, subject to Authorization (as defined below) and the other terms and conditions of this Agreement.

                  SECTION 4.02. REQUEST FOR LABORATORY DATA. (a) During the Term, in the event that SmithKline Beecham requests Laboratory Data from Quest Diagnostics and accompanies such request by a written or electronic authorization (an "AUTHORIZATION") granted by a Person with authority to grant SmithKline Beecham access to Laboratory Data (as further provided herein), Quest Diagnostics shall provide, at the fees set forth in Article VIII, SmithKline Beecham or its Affiliates (as applicable) with such Laboratory Data in accordance with the Authorization and the terms and conditions of this Agreement.

                  (b) Depending upon the terms of such Authorization, Quest Diagnostics shall electronically deliver, or deliver in electronic format, to a location in the United States, (i) the requested Laboratory Data or (ii) at SmithKline Beecham's election in its sole discretion, the Encounter Numbers for the Data covered by the Authorization, either to SmithKline Beecham or an Affiliate or Authorized Subcontractor as designated in the Authorization. Any such delivery shall be made in accordance with the performance criteria set forth in Article VII to one recipient designated by SmithKline Beecham.

                  SECTION 4.03. AUTHORIZATION. Authorizations shall be substantially in the form attached hereto as Appendix B, provided that SmithKline Beecham may make reasonably appropriate drafting changes to tailor an Authorization to a particular Client or circumstance. Quest Diagnostics may revise Appendix B from time to time to reflect changes in its operating procedures or in any Applicable Laws, subject to SmithKline Beecham's approval not to be unreasonably withheld or delayed. Any dispute between the parties regarding Appendix B shall be resolved pursuant to Section 12.15. Receipt of an Authorization executed by (1) a patient or a Person representing himself or herself to be the legal representative of such patient or (2) a health plan representing itself to have authority over such patient's Laboratory Data shall be sufficient for any purpose under this Agreement for which an Authorization is required with respect to such patient's Laboratory Data. SmithKline Beecham shall be responsible for obtaining, at its sole expense, valid Authorizations for Category Three Uses of Laboratory Data under this Agreement.


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

                                    ARTICLE V

                               DISCLOSURE OF DATA

                  SECTION 5.01. CATEGORY THREE USES. (a) Quest Diagnostics acknowledges that Clients of SmithKline Beecham and its Affiliates are not restricted by this Agreement from disclosing Data via the Internet provided that such disclosure complies with the other provisions of this Article V.

                   (b) Notwithstanding any provision to the contrary, SmithKline Beecham shall delete that portion of the Data consisting of information that identifies the health care payors (except to the extent the health care payor is the patient or a family member of the patient) from any Data provided to a Person that is not its Affiliate or Authorized Subcontractor except to the extent (and only to the extent) that Data is provided to (i) the applicable payor or provider or patient with respect to the Clinical Laboratory Services covered by such Data, (ii) a governmental, regulatory or accrediting agency or
(iii) a Person entitled to receive such information as a matter of Applicable
Law.

                  (c) Any disclosure by SmithKline Beecham or its Affiliates of Laboratory Data (that is not Encoded Laboratory Data) shall be consistent with the terms of the applicable Authorization. Any disclosure by SmithKline Beecham and its Affiliates of Data shall be in compliance with Applicable Law and the terms of this Agreement.

                  SECTION 5.02. MOST FAVORED NATION TREATMENT REGARDING DISCLOSURE RESTRICTIONS. Notwithstanding the provisions of Section 5.01, in the event that Quest Diagnostics or its Affiliates shall provide any Data to an IX Competitor, with confidentiality and/or disclosure restrictions less stringent than those contemplated by Section 5.01, then Quest Diagnostics shall promptly notify SmithKline Beecham of such less stringent restrictions, in which case SmithKline Beecham shall have the right to disclose that same type of Data to Third Parties subject to such less stringent restrictions rather than the applicable restrictions provided in Section 5.01.


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

                                   ARTICLE VI

                                    ENCODING

                  SECTION 6.01. SELECTION OF THE INFORMATION ENCODER. (a) SmithKline Beecham shall be responsible for the selection of the Information Encoder, subject to Quest Diagnostics' approval, which approval shall not be unreasonably withheld or delayed. Quest Diagnostics shall be entitled to meet with any prospective Information Encoder solely to review its procedures for maintaining the confidentiality and security of Laboratory Data to be received by the Information Encoder prior to giving its approval; provided, however, that the ultimate discretion in such selection belongs to SmithKline Beecham.

                  (b) SmithKline Beecham shall be responsible for the negotiation with and implementation of an agreement with the Information Encoder. SmithKline Beecham shall ensure that the agreement between SmithKline Beecham and the Information Encoder (the "ENCODER CONTRACT") shall meet the requirements set forth in Section 6.07.

                  (c) SmithKline Beecham shall be responsible for all fees and expenses of the Information Encoder.

                  SECTION 6.02. PROCEDURES AND PROTOCOLS. (a) The procedures and protocols to be used by the Information Encoder are intended to facilitate linkage by SmithKline Beecham of the Encoded Laboratory Data for a given individual person as received from Quest Diagnostics or its Affiliates with other anonymous or encoded medical or clinical healthcare information associated with the same individual person, to which information SmithKline Beecham or its Affiliates may otherwise have access. Such procedures and protocols shall be compatible with Quest Diagnostics' data formats as of the Effective Date and fields as specified in Appendix A.

                  (b) Quest Diagnostics shall provide to the Information Encoder and SmithKline Beecham copies of documentation relating to the data specifications, elements and fields and formats used by Quest Diagnostics and its Affiliates with respect to Data. Quest Diagnostics shall provide the Information Encoder and SmithKline Beecham with access to use any standard data dictionary that Quest Diagnostics or any Affiliate of Quest Diagnostics maintains or uses with respect to the Laboratory Data and its documentation on file layouts in connection with the Laboratory Data. Quest Diagnostics will identify, maintain and make available a single point of contact to assist SmithKline Beecham in resolving any questions regarding Data.

                  (c) The linking of individual data files, creation of the Encoding Keys and the creation of the Master Encoding Key Database (as defined below) shall be performed by the Information Encoder in accordance with the processes and protocols provided to the Information Encoder by SmithKline Beecham or its Affiliates from time to time (the "PROTOCOLS").


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

Notwithstanding any other terms in this Agreement, in no event shall the Protocols be shared with Quest Diagnostics or its Affiliates. In no event shall SmithKline Beecham, Quest Diagnostics or any of their respective Affiliates provide, without Authorization, any Laboratory Data other than Patient Identifiers, Patient Demographic Information, Encoding Keys, Encounter Numbers, Source Identifiers (as defined in Appendix F) and physician identification numbers to the Information Encoder.

                  SECTION 6.03. USE OF INFORMATION. (a) The Information Encoder shall be authorized to use the Patient Identifiers, Patient Demographic Information, Encoding Keys, Encounter Numbers, Source Identifiers and physician identification numbers solely for the purposes set forth in this Article VI.

                  (b) The Information Encoder shall be authorized to create and maintain a database of the Patient Identifiers, Patient Demographic Information, Encoding Keys, Encounter Numbers, Source Identifiers and physician identification numbers provided by Quest Diagnostics ("MASTER ENCODING KEY DATABASE") and shall be authorized to create a permanent encoding conversion table for the individual files which links multiple individual fields for the Patient Identifiers, Patient Demographic Information, Encoding Keys, Encounter Numbers, Source Identifiers and physician identification numbers concerning an individual, while maintaining individual accessibility of each data file provided. The Information Encoder is authorized to use such Master Encoding Key Database (subject to the terms of this Agreement, particularly regarding patient confidentiality and Authorization) to link Encoding Keys to such individual data files regarding the same individual and to link other demographic data to the Encoding Key. The Information Encoder may make copies of the Master Encoding Key Database or portions thereof, provided that the Master Encoding Key Database and such copies are maintained by the Information Encoder under its control in secure settings at all times.

                  SECTION 6.04. HISTORICAL DATA ENCODING. Quest Diagnostics (a) will provide to the Information Encoder Patient Identifiers, Patient Demographic Information, physician identification numbers, Encounter Numbers and Source Identifiers from the Historical Data and (b) will provide to SmithKline Beecham, or an Affiliate or Authorized Subcontractor of SmithKline Beecham, Laboratory Data from the Historical Data, with the corresponding Patient Identifiers deleted, in each case in accordance with Appendix F.

                  SECTION 6.05. ONGOING DATA ENCODING. Using the same methodology and programming developed for the encoding of Historical Data pursuant to the Encoding Process described on Appendix F (but using the service levels provided in this Section 6.05), Quest Diagnostics no less frequently than daily (for this purpose, six days a week or seven days a week if the normal course of business) (with respect to the SBCL Informatics Database, weekly until updated more frequently as provided in Section 7.01(d), at which point at least as frequently as the SBCL Informatics Database is updated) shall send (a) to the Information Encoder a Data


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

File 1 and (b) to SmithKline Beecham or an Affiliate or Authorized Subcontractor of SmithKline Beecham a Data File 2, in each case generated by Quest Diagnostics and its Affiliates from the Quest Informatics Database and the SBCL Informatics Database, commencing with the most recent submission under this Section 6.05 (or in the case of the first submission under this Section 6.05, commencing with all Laboratory Data since the most recent Laboratory Data included in the Historical
Data). The Information Encoder will deliver to SmithKline Beecham the Encoding Keys created using the Encoding Process together with the corresponding Encounter Numbers in Data File 1.

                  SECTION 6.06. COSTS AND EXPENSES. SmithKline Beecham shall reimburse Quest Diagnostics for all reasonable costs and expenses to the extent associated with the setup of the processes to transfer and process to the Information Encoder and SmithKline Beecham (including initial extraction of, but not for ongoing extraction of) Patient Identifiers, Patient Demographic Information, Encounter Numbers, Source Identifiers, physician identification numbers and Laboratory Data in accordance with this Article VI (the "DELIVERABLES"), including but not limited to costs of acquiring and installing required hardware and disk space, programming costs, interface development costs, line charges, and any other such costs and expenses ; PROVIDED that SmithKline Beecham shall not be obligated to reimburse Quest Diagnostics more than $90,000 pursuant to this Section 6.06. Quest Diagnostics shall be responsible for all costs and expenses relating to the Deliverables in excess of $90,000 and all costs and expenses associated with the ongoing processes to transfer and process to the Information Encoder and SmithKline Beecham (including ongoing extraction of) the Laboratory Data.

                  SECTION 6.07. INFORMATION ENCODER CONTRACT. The Encoder Contract shall meet the following requirements:

                  (a) The Encoder Contract shall incorporate the duties of the Information Encoder as set forth in this Article VI, and the relevant definitions from Article I, including the definitions for Encoded Laboratory Data, Patient Identifiers, Encoding Keys, Encounter Numbers, Source Identifiers and Patient Demographic Information.

                  (b) The Information Encoder shall be subject to the terms of
Section 12.03 regarding confidentiality.

                  (c) The Information Encoder shall be prohibited from assigning the Encoder Contract without Quest Diagnostics' consent, which shall not be unreasonably withheld or delayed.

                  (d) If the Information Encoder's performance under the Encoder Contract materially breaches the provisions of this Article VI and such breach is not cured within 30 days of SmithKline Beecham's receipt of written notice of such breach from Quest Diagnostics or, if


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

such breach is not of a type that can reasonably be cured within such period, within 90 days of SmithKline Beecham's receipt of written notice of such breach from Quest Diagnostics (notwithstanding that the Information Encoder is working diligently to cure such breach), then Quest Diagnostics may suspend the delivery of Patient Identifiers, Patient Demographic Information, Encounter Numbers, Source Identifiers and physician identification numbers to the Information Encoder pursuant to this Article VI. Any such suspension shall be pursuant and subject to the provisions of Section 9.05. SmithKline Beecham shall notify Quest Diagnostics promptly if it becomes aware that the Information Encoder's performance under the Encoding Contract materially breaches the provisions of this Article VI.

                  (e) The Encoder Contract shall provide that, in consideration of Quest Diagnostics' provision of Patient Identifiers, Patient Demographic Information, Encounter Numbers and physician identification numbers to the Information Encoder, Quest Diagnostics shall have the right to exercise audit rights with respect to the Information Encoder during normal business hours, without unreasonably interfering with the Information Encoder's business and at Quest Diagnostics' expense (and that SmithKline Beecham shall be empowered to and shall enforce said rights of Quest Diagnostics). Such audit rights shall be limited solely to the right to review the Encoder Contract and to verify the Information Encoder's compliance with the applicable terms of this Article VI and Section 12.03.

                  (f) Upon the termination of the Encoder Contract, the Information Encoder either shall transfer all its files relating to the Master Encoding Key Database to a successor Information Encoder that has entered into an Encoder Contract with SmithKline Beecham that meets the requirements of this
Section 6.07 or, in the event that no Information Encoder is appointed, either destroy all its files relating to the Master Encoding Key Database (and certify to Quest Diagnostics that they have been destroyed) or deliver such files to Quest Diagnostics. Notwithstanding the foregoing, the Information Encoder and SmithKline Beecham shall be permitted to retain a copy of any portion of the Patient Identifiers and Patient Demographic Information that is generally available from third party sources without violation of Applicable Law; PROVIDED such information is maintained in a format that is not linked with the Master Encoding Key Database or any Encoding Keys or otherwise could reasonably be expected to link Patient Identifiers with the applicable patients' Health Information. Such information only may be retained and used for the benefit of SmithKline Beecham and its Affiliates.

                  (g) Except as permitted by Section 6.07(f) or this Section 6.07(g), under no circumstances will the Information Encoder provide to SmithKline Beecham or its Affiliates or any Person other than Quest Diagnostics the Master Encoding Key Database or Encoding Keys in any format that could reasonably be expected to permit such Person to link Patient Identifiers with the applicable patient's Health Information. Notwithstanding the foregoing, in the event that SmithKline Beecham or its Affiliates have delivered to the Information Encoder an Authorization, then the Information Encoder may provide to SmithKline Beecham or its


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

Affiliates the Encoding Keys, together with the Patient Identifiers and Patient Demographic Information, covered by the Authorization. In such event, the Information Encoder shall deliver to Quest Diagnostics, by electronic or other means, a copy of the applicable authorization within five business days of the date on which the Information Encoder delivered such Encoding Keys, Patient Identifiers and Patient Demographic Information to SmithKline Beecham or its Affiliates; PROVIDED that in the event of an Authorization from a healthcare payor (other than a payor who is the applicable patient or a family member of the patient), SmithKline Beecham shall deliver to Quest Diagnostics, by electronic or other means, a copy of the applicable Authorization not later than two business days after the date on which SmithKline Beecham delivers such Authorization to the Information Encoder and notice that SmithKline Beecham has requested the Information Encoder to deliver such Encoding Keys, Patient Identifiers and Patient Demographic Information to SmithKline Beecham or its Affiliates.

                                   ARTICLE VII

                       QUALITY OF DATA AND SERVICE LEVELS

                  SECTION 7.01. QUALITY OF DATA. (a) Except as expressly set forth in this Agreement, Quest Diagnostics makes no representation or warranty with respect to the quality of any Data provided to SmithKline Beecham pursuant to this Agreement and shall provide such Data on an "as is" basis including, without limitation, (i) any representation or warranty regarding Year 2000 Compliance or (ii) any warranty of merchantability or fitness of use; PROVIDED, HOWEVER, that Quest Diagnostics will use reasonable commercial efforts to maximize the accuracy of Data and to cause Laboratory Data relating to Clinical Laboratory Services performed by Quest Diagnostics or its Affiliates after the Effective Date to be in Year 2000 Compliance. Any efforts made by Quest Diagnostics or its Affiliates in the normal course of the Quest Diagnostics Informatics Business to improve the accuracy of the Data also shall be made for SmithKline Beecham and its Affiliates pursuant to this Agreement.

                  (b) Quest Diagnostics makes no commitment to continue in the Quest Diagnostics Informatics Business. If Quest Diagnostics and its Affiliates exit the Quest Diagnostics Informatics Business and no longer maintain the Quest Informatics Database and/or the SBCL Informatics Database, then Quest Diagnostics shall provide the Laboratory Data on a "where is" as well as "as is" basis with SmithKline Beecham to pay for all reasonable costs associated with extracting Data from the laboratory information and billing information systems of Quest Diagnostics and its Affiliates and transmitting such Data to SmithKline Beecham; PROVIDED that Quest Diagnostics shall only be obligated to provide SmithKline Beecham with Data relating to the data fields set forth on Appendix A as of the date hereof plus Data relating to any data fields added to Appendix A after the date hereof, but, subject to Section 7.04, only to the extent that Quest Diagnostics and its Affiliates collect such Laboratory Data in the course of performing Clinical Laboratory Services. In furtherance of this Section 7.01(b) and Section 7.01(e), Quest Diagnostics agrees to use commercially reasonable efforts to accommodate, at SmithKline Beecham's expense, reasonable requests for any cleaning, collecting and/or transmitting of Laboratory Data, including to facilitate encoding pursuant to Article VI.

                  (c) Unless (i) Quest Diagnostics or its Affiliates no longer maintain the Quest Informatics Database and/or the SBCL Informatics Database or
(ii) Quest Diagnostics is in breach of its obligations set forth in Section 7.01(d) or (e) or Section 7.02(a), Quest Diagnostics' obligation to use Laboratory Data to create Encoded Laboratory Data pursuant to Article VI for delivery to SmithKline Beecham pursuant to Section 3.02 and its obligation to deliver Laboratory Data to SmithKline Beecham pursuant to Section 4.02 shall be limited to the Laboratory Data residing in electronic format in the Quest Informatics Database and/or the SBCL Informatics Database, except to the extent provided in Section 7.01(e).

                  (d) So long as Quest Diagnostics or its Affiliates conduct the Quest Diagnostics Informatics Business, Quest Diagnostics shall cause the Quest Informatics Database and the SBCL Informatics Database:

                  (i) to be updated, (A) in the case of the Quest Informatics Database on a daily basis (at least five days a week) and (B) in the case of the SBCL Informatics Database no less frequently than on a weekly basis, with all Laboratory Data then reasonably available relating to at least the fields then set forth on Appendix A (but in no event relating to less than the fields set forth on Appendix A) and generated by Quest Diagnostics or its Affiliates since the previous time as of which such database or databases have been so updated, and

                  (ii) to include in a timely fashion Laboratory Data with respect to substantially all Clinical Laboratory Services (excluding Clinical Laboratory Information Services) performed by Quest Diagnostics and its Affiliates during the preceding three-year period (but in any event after January 1, 1998).

Without limiting Section 7.01(d)(i), Quest Diagnostics shall use reasonable commercial efforts to cause the SBCL Informatics Database to be updated pursuant to the foregoing clause (i) on a daily basis (at least five days a week). Quest Diagnostics shall use commercially reasonable efforts to cause the Quest Informatics Database and the SBCL Informatics Database to include, not later than five days after the applicable laboratory test result is finally reported to the applicable physician, Laboratory Data with respect to substantially all Clinical Laboratory Services (excluding Clinical Laboratory Information Services) performed by Quest Diagnostics and its Affiliates after the date hereof, provided that, as of any date, Quest Diagnostics shall not be required to cause such databases to include Laboratory Data with respect to Clinical

Laboratory Services performed more than three years prior to such date. Quest Diagnostics shall use commercially reasonable efforts to cause each laboratory that transmits Laboratory Data for entry into the Quest Informatics Database and/or the SBCL Informatics Database to do so on a daily basis.

                  (e) If Quest Diagnostics or an Affiliate of Quest Diagnostics deletes any field from the Quest Informatics Database or the SBCL Informatics Database which field is marked with an asterisk on Appendix A, SmithKline Beecham may request in writing that Quest Diagnostics continue providing SmithKline Beecham with the Laboratory Data relating to such field; PROVIDED that SmithKline Beecham shall pay for all reasonable costs associated with extracting such Data from the laboratory information and billing information systems of Quest Diagnostics and its Affiliates and transmitting such Data to SmithKline Beecham unless Quest Diagnostics or its Affiliates deleted such field from, or failed to include such field in, the Quest Informatics Database or the SBCL Informatics Database in violation of Section 7.02(a).

                  (f) Quest Diagnostics shall provide SmithKline Beecham, on at least a monthly basis, with the then current schedule for each of its or its Affiliates' laboratories with respect to such laboratories' transmission of Laboratory Data for entry into the Quest Informatics Database and/or SBCL Informatics Database. This obligation shall be suspended during any period that each such laboratory is transmitting laboratory data on a daily basis.

                  SECTION 7.02. QUEST INFORMATICS DATABASE. (a) The current data fields embodied in the Quest Informatics Database and SBCL Informatics Database are set forth in Appendix A, which Appendix shall be updated from time to time by Quest Diagnostics to reflect changes in such data fields. Quest Diagnostics shall notify SmithKline Beecham in writing at least 30 days in advance of any changes in the data fields embodied in the Quest Informatics Database or the SBCL Informatics Database which may impact Data provided to SmithKline Beecham or the Information Encoder. Notwithstanding the foregoing, Quest Diagnostics agrees not to, and to cause its Affiliates not to, delete any data fields from the Quest Informatics Database or SBCL Informatics Database designated by an asterisk on Appendix A unless Quest Diagnostics and its Affiliates do not provide Laboratory Data relating to such fields to any Third Party in connection with the Quest Diagnostics Informatics Business and Quest Diagnostics provides SmithKline Beecham with 12 months' written notice (unless and to the extent such sooner deletion is required by a change in Applicable Law). If, in the manner permitted by the preceding sentence, Quest Diagnostics or an Affiliate of Quest Diagnostics deletes any field from the Quest Informatics Database or the SBCL Informatics Database which field is marked with an asterisk on Appendix A and Quest Diagnostics or its Affiliates subsequently provide Laboratory Data relating to such field to any Third Party in connection with the Quest Diagnostics Informatics Business, such field shall be added back to the Quest Informatics Database and the SBCL Informatics Database and shall be deemed added back to Appendix A (marked with an asterisk).

                  (b) During the Term, Quest Diagnostics shall provide to SmithKline Beecham documentation defining the data specifications, elements, data fields and formats used by Quest Diagnostics and its Affiliates with respect to Data. Quest Diagnostics and its Affiliates shall provide all associated reference data needed to interpret the Laboratory Data. All Laboratory Data shall be linked in such a way that all relationships among data fields and types are clearly and unambiguously established. During the Term, Quest Diagnostics shall also provide SmithKline Beecham with a copy of any available standard data dictionary that Quest Diagnostics or an Affiliate of Quest Diagnostics maintains or uses with respect to the Laboratory Data and its documentation on file layouts in connection with the Laboratory Data. Quest Diagnostics will identify, maintain and make available a single point of contact to assist SmithKline Beecham in resolving any questions regarding Data.

                  (c) SmithKline Beecham shall be entitled during the Term to retain an independent Third Party (subject to Section 12.03 regarding confidentiality) to audit, in accordance with Section 8.05, the procedures and processes adopted by Quest Diagnostics for providing Data to SmithKline Beecham and its Affiliates in accordance with the terms of this Agreement.

                  SECTION 7.03. REPAIRS AND REPLACEMENTS. Upon the making of any material repairs or replacements to Data, Quest Diagnostics agrees to promptly inform SmithKline Beecham (and, to the extent necessary, the Information Encoder) of such material repairs or replacements and to use reasonable commercial efforts to assist SmithKline Beecham (and, to the extent necessary, the Information Encoder) in making any corresponding repairs or replacements to Data previously provided to SmithKline Beecham (and, if applicable, the Information Encoder), including providing SmithKline Beecham (or to the extent necessary, the Information Encoder) with such repaired or replaced Data. If Quest Diagnostics becomes aware of any material or systematic repairs necessary to maintain the accuracy of the Data, Quest Diagnostics shall promptly notify SmithKline Beecham.

                  SECTION 7.04. MINIMUM DATA FIELDS. Notwithstanding anything to the contrary in this Article VII, Quest Diagnostics agrees to collect, and to cause its Affiliates to collect, during the Term, to the extent consistent with the normal operations of providing Clinical Laboratory Services, Laboratory Data relating to the data fields set forth in Appendix C.

                  SECTION 7.05. SERVICE LEVELS. (a) Quest Diagnostics agrees to the specific service levels set forth in Appendix E for providing Data to SmithKline Beecham pursuant to Sections 3.02 and/or 4.02 but only to the extent such service levels are expressly applicable to Sections 3.02 and/or 4.02.

                  (b) To the extent that (i) SmithKline Beecham requests service pursuant to Sections 3.02 and/or 4.02 in excess of any expressly applicable limits specified in Appendix E or (ii) to the extent SmithKline Beecham's request pursuant to Sections 3.02 and/or 4.02 does not fall within a category for which there are specified service levels in this Agreement but which is of a type comparable to the types of requests that are then serviced in the normal course of the Quest Diagnostics Informatics Business, Quest Diagnostics agrees to use commercially reasonable efforts to provide Laboratory Data to SmithKline Beecham in satisfaction of such request in accordance with the normal business practices of the Quest Diagnostics Informatics Business, with respect to services provided to its Clients; PROVIDED that Quest Diagnostics will not provide services under the foregoing clause (ii) that are in addition to the services contemplated by this Agreement (including Appendix E as then in effect) (such additional services, "ADDITIONAL SERVICES"), other than the faster or more frequent delivery of Data pursuant to Sections 3.02 and/or 4.02. Quest Diagnostics will treat SmithKline Beecham no less favorably than any other Client of the Quest Diagnostics Informatics Business in the normal course of such business.

                  (c) To the extent that an applicable service level requested by SmithKline Beecham for the provision of Data pursuant to Sections 3.02 and/or
4.02 is not specified on Appendix E as then in effect, upon SmithKline Beecham's request, Quest Diagnostics agrees to negotiate with SmithKline Beecham in good faith for the purpose of determining such additional, reasonably appropriate, service level for providing Data to SmithKline Beecham pursuant to Sections 3.02 and/or 4.02 and an adjustment to the price paid by SmithKline Beecham pursuant to Section 8.01 solely to reflect the additional service level to be provided by Quest Diagnostics. The parties agree to amend Appendix E from time to time to reflect such mutually agreed new service levels and fees. If the parties can not mutually agree on an applicable new service level within 30 days of such request, the parties shall resolve such dispute pursuant to Section 12.15.

                  (d) Notwithstanding anything to the contrary in this Agreement, if Quest Diagnostics or its Affiliates provide to a Third Party any service level which is superior to the service levels provided pursuant to this Agreement to SmithKline Beecham and its Affiliates (a "SUPERIOR SERVICE LEVEL") then Quest Diagnostics shall promptly provide SmithKline Beecham with notice of such Superior Service Level and upon SmithKline Beecham's request (which request shall be delivered by the earlier of (1) twelve months after delivery of notice from Quest Diagnostics pursuant to this Section 7.05(d) and (2) the latter of
(x) the end of the then current Term and (y) thirty days after delivery of notice from Quest Diagnostics pursuant to this Section 7.05(d)) this Agreement shall be deemed amended to reflect such Superior Service Level and Quest Diagnostics and its Affiliates promptly shall make such Superior Service Level available to SmithKline Beecham and its Affiliates. If, in connection with a program, service or product that is provided by Quest Diagnostics or an Affiliate of Quest Diagnostics pursuant to which laboratory data is provided to Third Parties, Quest Diagnostics or an Affiliate of Quest Diagnostics provides itself or another Affiliate with any service level which is superior to the service levels provided pursuant to this Agreement to SmithKline Beecham and its Affiliates (a "SUPERIOR INTERNAL SERVICE LEVEL"), then Quest Diagnostics shall promptly provide SmithKline Beecham with notice of such Superior Internal Service Level, and upon SmithKline Beecham's request (which request shall be delivered within the time periods described in the preceding sentence) this Agreement shall be deemed amended to reflect such Superior Internal Service Level and Quest Diagnostics and its Affiliates promptly shall make such Superior Internal Service Level available to SmithKline Beecham and its Affiliates. As used herein "service level" means timeliness of delivery of Data (other than initial reporting of laboratory test results) and number, manner and frequency of Data updates and additional data fields related to Data. The foregoing notwithstanding, in the event that Quest Diagnostics develops a unique product or service for (i) internal use and not for supply or provision of service to a Third Party, or (ii) sale or exclusive license to a single Third Party without retention by Quest Diagnostics or its Affiliates of any residual interest in such product or service, Quest Diagnostics shall have no obligation to offer such unique product or service as an Additional Service to SmithKline Beecham.

                  Upon any request by SmithKline Beecham for a Superior Service Level or a Superior Internal Service Level that is an Additional Service, the parties shall negotiate an adjustment to the Applicable Fee pursuant to Section
8.01 to reflect such Additional Service.

                                  ARTICLE VIII

                                      FEES

                  SECTION 8.01. CATEGORY THREE USES. (a) During the period beginning on the Effective Date and ending on the date immediately prior to the Commencement Date, there shall be no charge for Category Three Uses of Data. Subject to Section 8.01(b), for each twelve-month period during the Initial Term, commencing on the Commencement Date or the twelve-month anniversary thereof, and for each Renewal Term, if the Term is so extended by SmithKline Beecham (each such twelve-month period or Renewal Term, an "APPLICABLE PERIOD"), SmithKline Beecham shall pay to Quest Diagnostics for Category Three Uses of Data a fee (the "APPLICABLE FEE") equal to the lowest price charged in the twelve-month period preceding such Applicable Period by Quest Diagnostics or one of its Affiliates to an IX Competitor (an "APPLICABLE CLIENT"), for similar use of laboratory data, PROVIDED that if Quest Diagnostics or its Affiliates do not provide in the normal course of the Quest Diagnostics Informatics Business similar use of laboratory data to four or more Applicable Clients, then the Applicable Fee shall be the lesser of (i) the fair market value of SmithKline Beecham's use of the Data during such Applicable Period and (ii) the lowest price that Quest Diagnostics or one of its Affiliates charges or reasonably would charge an Applicable Client for similar use of laboratory data for such Applicable Period. The lowest price that Quest Diagnostics or one of its Affiliates charges or reasonably would charge an Applicable Client for similar use of laboratory data, as provided in the foregoing sentence, shall be determined using as a reference the prices Quest Diagnostics and its Affiliates charge Applicable Clients for separate categories of laboratory data and separate uses of such data, such as, without limitation, for use of patient identifiable laboratory data and use of encoded laboratory data for programs, services and products. The use of Data under this Agreement shall be valued based on such separate categories of laboratory data used under this Agreement (including any use via sublicenses). All consideration received or provided by Quest Diagnostics or its Affiliates in connection with this Agreement, other than equity in IX Company, and in connection with any other applicable agreement under which Quest Diagnostics or its Affiliates provide laboratory data to Applicable Clients shall be taken into account for purposes of this Section 8.01; PROVIDED that Quest Diagnostics' or its Affiliates' receipt of equity securities of a Applicable Client to which any of them provides laboratory data shall be excluded from the consideration taken into account under this Section
8.01. For purposes of this Section 8.01, an Applicable Client, together with all of its Affiliates, shall be treated as a single Client of Quest Diagnostics.

                  (b) The Applicable Fee determined pursuant to Section 8.01(a) (before giving effect to this Section 8.01(b)) for Category Three Uses of the Data during each Applicable Period set forth below shall be reduced by a percentage discount of the Applicable Fee (before giving effect to this Section 8.01(b)).

                           First Applicable Period:  25%
                           Second Applicable Period: 25%
                           Third Applicable Period:  15%
                           Fourth Applicable Period: 10%

                  (c) SmithKline Beecham and Quest Diagnostics, acting reasonably and in good faith, shall seek to reach an agreement on the Applicable Fee to apply for each Applicable Period not later than 90 days prior to the start of such Applicable Period. If they reach agreement, such Applicable Fee shall be binding on the parties for the entire Applicable Period, subject to any adjustment in the Applicable Fee pursuant to Section 7.05. If they cannot timely reach agreement on such Applicable Fee, then the Applicable Fee for the twelve-month period of the Term immediately preceding the start of the Applicable Period in dispute shall apply, pending resolution pursuant to Section
12.15. Payments of the Applicable Fee, whether final or pending resolution, shall be made annually, in advance, on the first day of each Applicable Period. Promptly and in any event within 30 days of the resolution of the Applicable Fee to apply for such Applicable Period in dispute, either (i) Quest Diagnostics shall refund to SmithKline Beecham any overpayment by it of the Applicable Fee or (ii) SmithKline Beecham shall pay any remaining balance due of the Applicable Fee to Quest Diagnostics, plus, in the case of each of the foregoing clauses (i) and (ii), interest on the amount of such refund or balance due at the prime rate published by Citibank, N.A. on the last business day of each month(s) during the period from the beginning of such Applicable Period and the date on which the amount of the refund or additional balance due, as the case may be, is paid.

                  (d) (i) In connection with the determination of the Applicable Fee pursuant to Section 8.01(a), during the Term Quest Diagnostics shall provide SmithKline Beecham, subject to Section 12.03, with the relevant terms of each other agreement entered into during the Term pursuant to which Quest Diagnostics or its Affiliates provide another Applicable Client use of laboratory data (or encoded laboratory data) (an "OTHER QUEST DATA ACCESS AGREEMENT"). Quest Diagnostics may exclude the name of such Applicable Client, project specific data and anything that could reasonably identify the Applicable Client or the project, but shall include a brief description of its use of the laboratory data and/or encoded laboratory data.

                  (ii) In connection with the determination of the Applicable Fee pursuant to Section 8.01(b), during the Term, SmithKline Beecham shall provide Quest Diagnostics, subject to Section 12.03, with the terms related to its anticipated use of the Data and other information that is reasonably necessary in order to determine the Applicable Fee for each Applicable Period. SmithKline Beecham may exclude the names of any of its Clients, project specific data and anything that could reasonably identify its Clients or its projects, including any drug or vaccine involved.

                  (e) If SmithKline Beecham and Quest Diagnostics have not reached an agreement on the Applicable Fee to apply pursuant to Section 8.01(a) for an Applicable Period on or prior to 90th day prior to the start of such Renewal Term, then such dispute shall be resolved pursuant to Section 12.15. If the dispute is arbitrated pursuant to Section 5 of Appendix D, the arbitrator shall request that each party present the arbitrator with a proposed Applicable Fee, which can be based on a fixed amount, volume of use, a royalty rate or any other reasonable method or combination of methods. The arbitrator shall then select that party's proposal that most closely approximates the Applicable Fee due pursuant to Section 8.01(a), before giving effect to Section 8.01(b). The arbitrator shall not select any other amount as the Applicable Fee unless the arbitrator determines that either party has not complied with Section 8.01(d). In selecting which proposal most closely approximates the Applicable Fee, the arbitrator shall consider, in addition to the other considerations set forth in
Section 8.01, (i) for purposes of determining the fair market value of SmithKline Beecham's use of the Data during such Applicable Period, any evidence provided by the parties of the fair market value of SmithKline Beecham's use of the Data, (ii) for purposes of determining the lowest price that Quest Diagnostics charges or reasonably would charge an Applicable Client for similar use of laboratory data for such Applicable Period, the Other Quest Data Access Agreements provided to the arbitrator by the parties and (iii) such other information as the arbitrator shall deem relevant. In comparing the terms of this Agreement with the terms of other data access agreements, the arbitrator shall compare the type and scope of use of laboratory data, the volume of use of laboratory data, the type of customer, the term of the applicable data access agreement, when such agreement was entered into and any other factors the arbitrator deems relevant.

                  SECTION 8.02. CURRENCY AND PAYMENT. All amounts due by SmithKline Beecham to Quest Diagnostics under any provision of this Agreement shall be payable in United States currency by electronic funds transfer (SWIFT) to an account designated by Quest Diagnostics. Any obligation to pay shall only be deemed fulfilled on the day on which the relevant amount of money is credited to the aforesaid account. The fees specified in this Article VIII shall be denominated in U.S. dollars. Quest Diagnostics shall be responsible on its own account for its own corporate income taxes. In the event of a breach by Quest Diagnostics that continues for thirty (30) days after SmithKline Beecham gives Quest Diagnostics written notice setting forth the nature of such breach, SmithKline Beecham may suspend payment of any amount due under Section 8.01 until Quest Diagnostics cures such breach.

                  SECTION 8.03. INTEREST. If SmithKline Beecham shall fail to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear interest at the prime rate published by Citibank, N.A. on the last business day of the month(s) of the delay plus two (2) percentage points, from the due date until paid; PROVIDED, HOWEVER, that, if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

                  SECTION 8.04. RECORDS. (a) SmithKline Beecham shall keep (and ensure that its Affiliates shall keep) correct and complete records of account containing all information required to compute and verify fees due to Quest Diagnostics under this Agreement, to verify SmithKline Beecham's overall compliance with the terms of this Agreement and to verify Authorization.

                  (b) Quest Diagnostics shall keep (and ensure that its Affiliates shall keep) correct and complete records of account containing all information required to verify Quest Diagnostics' overall compliance with the terms of this Agreement.

                  SECTION 8.05. AUDIT BY SMITHKLINE BEECHAM. SmithKline Beecham shall be entitled during the Term to retain an independent Third Party (which shall execute a confidentiality agreement consistent with Section 12.03 reasonably acceptable to Quest Diagnostics) to audit, no more than once per year at SmithKline Beecham's expense, to verify the compliance of any pricing scheme proposed by Quest Diagnostics with the standards defined in this Article VIII and Quest Diagnostics' compliance with the other terms of this Agreement. The auditor is subject to approval by Quest Diagnostics, which approval shall not be unreasonably withheld or delayed. The auditor shall be enabled to inspect only those records reasonably relevant to Quest Diagnostics' compliance with the terms of this Agreement. The auditor shall conduct its review during Quest Diagnostics' normal business hours and without unreasonably interfering with Quest Diagnostics' normal operations. All information obtained by such auditor shall be considered confidential and subject to Section 12.03 of this Agreement. Such auditor shall provide to SmithKline Beecham only that information reasonably required by SmithKline Beecham in order to verify Quest Diagnostics' compliance with the terms of this Agreement and shall not provide any information that would identify a Client of Quest Diagnostics or can be excluded under Section 8.01(d). The auditor shall simultaneously provide to Quest Diagnostics copies of all information collected from Quest Diagnostics. SmithKline Beecham shall not under any circumstances disclose any information so provided by such auditor to any Third Party, except as permitted by Section 12.03.

                  SECTION 8.06. AUDIT BY QUEST DIAGNOSTICS. Quest Diagnostics shall be entitled during the Term to retain an independent Third Party (which shall execute a confidentiality agreement consistent with Section 12.03 reasonably acceptable to SmithKline Beecham) to audit, no more than once per year at Quest Diagnostics' expense, to verify SmithKline Beecham's compliance with the terms of this Agreement. The auditor is subject to approval by SmithKline Beecham, which approval shall not be unreasonably withheld or delayed. The auditor shall be enabled to inspect only those records reasonably relevant to SmithKline Beecham's compliance with the terms of this Agreement. The auditor shall conduct its review during SmithKline Beecham's normal business hours and without unreasonably interfering with SmithKline Beecham's normal operations. All information obtained by such auditor shall be considered confidential and subject to Section 12.03 of this Agreement. Such auditor shall provide to Quest

Diagnostics only that information reasonably required by Quest Diagnostics in order to verify SmithKline Beecham's compliance with the terms of this Agreement and shall not provide any information that would identify a Client of SmithKline Beecham or can be excluded under Section 8.01(d). The auditor shall simultaneously provide to SmithKline Beecham copies of all information collected from SmithKline Beecham. Quest Diagnostics shall not under any circumstances disclose any information so provided by such auditor to any Third Party, except as permitted by Section 12.03.

                                   ARTICLE IX

                              TERM AND TERMINATION

                  SECTION 9.01. INITIAL TERM. Unless renewed or otherwise terminated, this Agreement shall terminate upon the expiration of the Initial Term.

                  SECTION 9.02. RENEWAL. Unless this Agreement is otherwise terminated, SmithKline Beecham shall have the option to renew this Agreement for up to seven (7) successive one-year renewal terms (each such renewal term, a "RENEWAL TERM"). SmithKline Beecham agrees to notify Quest Diagnostics in writing of its intent to renew at least ninety (90) days prior to expiration of the Initial Term. Subject to Section 9.04, if no Renewal Term is elected by SmithKline Beecham prior to expiration of the Initial Term or current Renewal Term, then this Agreement shall expire upon expiration of the Initial Term, or the Renewal Term, as applicable, and, except as expressly provided otherwise, all rights and obligations of the parties under this Agreement, including the right to renew this Agreement, shall terminate.

                  SECTION 9.03. TERMINATION. Either party may terminate this
Agreement:

                  (a) If at any time the other party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

                  (b) In the event of a breach by the other party upon the giving of thirty (30) days' written notice setting forth the nature of such breach. However, if such breach is cured within the thirty (30) day period (or a longer period where the nature of the breach is such that it is not curable within thirty (30) days but actions to cure such breach within a reasonable period of time have promptly been initiated and continue to be diligently pursued, meeting reasonable milestones to cure), then such notice shall be deemed to be withdrawn. Any dispute regarding this Section 9.03 shall be resolved pursuant to Section 12.15.

                  (c) In the event of a material breach of the provisions of the Participation Agreement by the other party, upon the giving of 60 days' written notice setting forth the nature of such breach. However, if such breach is cured within the 60-day period (or a longer period where the nature of the breach is such that it is not curable within 60 days but actions to cure such breach within a reasonable period of time have promptly been initiated and continue to be diligently pursued, meeting reasonable milestones to cure), then such notice shall be deemed to be withdrawn.

                  (d) In the event the Closing (as defined in the Participation Agreement) does not occur on or before the one-year anniversary of the Effective Date, upon such party giving written notice to the other party.

                  (e) In the event that SmithKline Beecham or an Affiliate of SmithKline Beecham (other than IX Company or a subsidiary of IX Company) consolidates, merges or combines with, conveys, sells, transfers or leases all or substantially all its assets to, or enters into another type of business combination with IX Company or a subsidiary of IX Company, upon the giving of written notice to the other party.

                  SECTION 9.04. POST-TERM OBLIGATIONS. (a) Following the Term, Quest Diagnostics agrees to continue to provide Data, as applicable, to SmithKline Beecham otherwise in accordance the terms of this Agreement for up to 12 months following such expiration for the sole purpose of allowing SmithKline Beecham to continue providing existing programs or services to Third Parties to the extent SmithKline Beecham's contractual obligations as of the expiration of the Term to provide such programs or services extend past the expiration of this Agreement; PROVIDED, HOWEVER, that Quest Diagnostics has no such obligation in the event Quest Diagnostics terminates this Agreement pursuant to Section 9.03. Fees for providing such continued use of Data will be determined in accordance with Article VIII as if such Data is being provided during a Renewal Term.

                  (b) Upon termination of this Agreement, both parties shall have the right to retain any sums already paid by the other party hereunder, and each party shall pay all sums accrued hereunder which are then due.

                  (c) Upon termination of this Agreement, SmithKline Beecham, its Affiliates and its sublicensees shall have the non-exclusive, perpetual, royalty-free, worldwide right and license to use Data previously received by them under Article III and/or Article IV.

                  (d) Expiration or termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

                  (e) Upon expiration or termination of this Agreement, this Agreement shall be of no further force or effect, except for (i) any obligations or liabilities of either party then accrued and unpaid or not performed and (ii) Articles V and XI, and Sections 3.01, 4.01, 4.03, 12.03, 12.07, 12.15, 12.16,
12.17 and this Section 9.04 shall survive such expiration or termination. Notwithstanding the foregoing, during the twelve-month period contemplated by
Section 9.04(a), the terms of this Agreement shall remain in effect except as contemplated by this Section 9.04.

                  SECTION 9.05. SUSPENSION. If (a) SmithKline Beecham, its Affiliates, the Information Encoder or any Person who obtained Data, directly or indirectly, from SmithKline Beecham or any of its Affiliates has breached any obligations contained in this Agreement related to patient confidentiality or
(b) a civil violation with respect to patient confidentiality attributable to SmithKline Beecham, its Affiliates, the Information Encoder or any Person who obtained Data, directly or indirectly, from SmithKline Beecham or any of its Affiliates has occurred under this Agreement or (c) Quest Diagnostics reasonably believes as a result of a change in Applicable Law or a new judicial or administrative interpretation of existing Applicable Law binding on Quest Diagnostics that a criminal violation with respect to patient confidentiality attributable to SmithKline Beecham, its Affiliates, the Information Encoder or any Person who obtained Data, directly or indirectly, from SmithKline Beecham or any of its Affiliates has occurred under this Agreement (provided that (i) Quest Diagnostics provides SmithKline Beecham with written notice of its determination as promptly as reasonably practicable and (ii) Quest Diagnostics provides SmithKline Beecham with a written opinion of counsel, reasonably qualified to opine on the law of patient confidentiality, disclosures and use of healthcare data, supporting Quest Diagnostics' contention), then in addition to its other rights Quest Diagnostics, upon written notice to SmithKline Beecham has the right to immediately suspend the transmission of Patient Identifiers, Patient Demographic Information and physician identification numbers to the Information Encoder and the providing of Data to SmithKline Beecham solely to the extent necessary to prevent the continuation of such breach or violation and only until such time as (i) SmithKline Beecham puts in place a remedy reasonably acceptable to Quest Diagnostics or (ii) Quest Diagnostics and SmithKline Beecham, each acting reasonably and in good faith, agree that no such breach or violation or change in Applicable Law has occurred. If, within 5 business days, SmithKline Beecham and Quest Diagnostics cannot agree on the appropriate remedy or on whether or not such alleged breach or violation has occurred, the parties shall resolve such dispute pursuant to
Section 12.15. If Quest Diagnostics suspends the provision of Data pursuant to the foregoing clause (c), SmithKline Beecham shall not be obligated to pay the fees provided in Section 8.01 for such suspended Data during the period of such suspension.

                                    ARTICLE X

                                   ASSIGNMENT

                  SECTION 10.01. ASSIGNMENT. (a) SmithKline Beecham may not assign this Agreement in whole or in part, except upon the occurrence of the Closing (as defined in the Participation Agreement); provided however, SmithKline Beecham may assign this Agreement in whole and not in part to IX Company and SmithKline Beecham shall be released from all of its obligations hereunder arising after such assignment.

                  (b) So long as SmithKline Beecham, directly or indirectly, beneficially owns an equity interest in IX Company of 38.5% or greater, IX Company shall not sublicense to SmithKline Beecham or any Affiliate of SmithKline Beecham (other than subsidiaries of IX Company) any right to use Data under this Agreement; PROVIDED that (A) SmithKline Beecham may use the Data for research and other use within SmithKline Beecham and (B) IX Company may sublicense the Data to SmithKline Beecham or one of its Affiliates for any use permitted under this Agreement if IX Company and SmithKline Beecham agree in writing that SmithKline Beecham will pass through to IX Company all of the net profits of SmithKline Beecham's use of the Data (PROVIDED that SmithKline Beecham shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses related to such use).

                  (c) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by IX Company to SmithKline Beecham or an Affiliate of SmithKline Beecham (other than subsidiaries of IX Company or any Affiliate of IX Company that is not an Affiliate of SmithKline Beecham) without the prior written consent of the other party hereto.

                  (d) For purposes of this Section 10.01, SmithKline Beecham and its Affiliates (other than IX Company and its subsidiaries) shall be deemed to not be Affiliates of IX Company and its subsidiaries.

                  (e) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by IX Company or by Quest Diagnostics (other than by operation of law in connection with a merger, or sale of substantially all the assets, of IX Company or Quest Diagnostics) without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that either party may assign its rights hereunder in whole and not in part to its Affiliate without the prior written consent of the other party; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder. In the event that any such assignee ceases to be an Affiliate of the assignor, all rights and obligations hereunder shall revert to the assignor. Any attempted assignment in violation of this Section 10.01 shall be void.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  SECTION 11.01. INDEMNIFICATION BY SMITHKLINE BEECHAM. Quest Diagnostics, its Affiliates and their successors and permitted assigns, and the officers, directors, employees and agents of Quest Diagnostics, its Affiliates and their successors and permitted assigns, in accordance with Section 10.01 (each a "QUEST DIAGNOSTICS INDEMNIFIED PARTY"), shall be indemnified and held harmless by SmithKline Beecham for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by any Quest Diagnostics Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), to the extent arising out of or resulting from:

                  (a) the breach by SmithKline Beecham or any of its Affiliates of any of the terms of this Agreement;

                  (b) the use or disclosure, by SmithKline Beecham or any of its Affiliates, of any Data, whether or not in accordance with the terms of this Agreement, but not the disclosure of Encoded Laboratory Data to SmithKline Beecham or any of its Affiliates by Quest Diagnostics pursuant to this Agreement (unless such disclosure is prohibited by the terms of an agreement entered into by SBCL or its Affiliates prior to the Effective Date);

                  (c) the use or disclosure by any Third Party of any Data, whether or not in accordance with the terms of this Agreement, when such Data was obtained, directly or indirectly, from SmithKline Beecham or any of its Affiliates, but not the disclosure of Encoded Laboratory Data to SmithKline Beecham or any of its Affiliates by Quest Diagnostics pursuant to this Agreement; or

                  (d) any disclosure by the Information Encoder to any Person (other than Quest Diagnostics) of any portion of the Master Encoding Key Database in violation of Applicable Law or the terms of this Agreement;

PROVIDED that SmithKline Beecham shall not indemnify and hold harmless any Quest Diagnostics Indemnified Party for any Loss to the extent arising out of or resulting from such Quest Diagnostics Indemnified Party's negligence or wilful misconduct, Quest Diagnostics' breach of this Agreement or from any inaccuracy in the Data excluding Data in the SBCL Informatics Database in the form such Data and the SBCL Informatics Database existed on the Effective Date; PROVIDED further that the provision of Data by Quest Diagnostics under this Agreement shall not be deemed to be negligence. Nothing herein shall be deemed to supersede SmithKline Beecham's indemnification obligation under the Purchase Agreement with respect to testing performed by SBCL prior to the Effective Date.

                  To the extent that a Quest Diagnostics Indemnified Party is entitled under the terms of the applicable Authorization to indemnification or to otherwise recover damages from a Client of Quest Diagnostics for any Losses incurred by the Quest Diagnostics Indemnified Party for which SmithKline Beecham also has an indemnification obligation under this Section 11.01 and such Client is not the subject of an involuntary case or proceeding under federal or state bankruptcy, insolvency, reorganization or other similar law, (i) the Quest Diagnostics Indemnified Party shall seek, using commercially reasonable efforts, to recover the full amount of such Losses from such Client before making any claim against SmithKline Beecham under this Section 11.01 and (ii) SmithKline Beecham shall be obligated to indemnify the Quest Diagnostics Indemnified Party pursuant to this Section 11.01 for such Losses solely to the extent that such Losses exceed the amount of indemnification or other damages recovered by the Quest Diagnostics Indemnified Party from such Client, PROVIDED that the Quest Diagnostics Indemnified Party has complied with its obligations under the foregoing clause (i). For purposes of this Section 11.01, "commercially reasonable efforts" shall include pursuing a claim for indemnification or to otherwise recover damages from a Client of Quest Diagnostics until the matter is finally determined by a court of competent jurisdiction, unless SmithKline Beecham otherwise gives the Quest Diagnostics Indemnified Party its written consent (which shall not be unreasonably withheld).

                  To the extent any obligation of SmithKline Beecham in this
Section 11.01 may be unenforceable, SmithKline Beecham shall contribute the maximum amount that it is permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the Quest Diagnostics Indemnified Parties for which SmithKline Beecham has an indemnification obligation under this Section 11.01.

                  SECTION 11.02. INDEMNIFICATION BY QUEST DIAGNOSTICS. SmithKline Beecham, its Affiliates and their successors and permitted assigns, and the officers, directors, employees and agents of SmithKline Beecham, its Affiliates and their successors and permitted assigns, in accordance with
Section 10.01 (each a "SMITHKLINE BEECHAM INDEMNIFIED PARTY"), shall be indemnified and held harmless by Quest Diagnostics for any and all Losses to the extent arising out of or resulting from (i) the breach by Quest Diagnostics or any of its Affiliates of any of the terms of this Agreement or (ii) any inaccuracy in the Data excluding (A) Data in the SBCL

Informatics Database in the form such data and the SBCL Informatics Database existed on the Effective Date and (B) Data transferred without error (to the extent such error relates to the Loss) to the SBCL Informatics Database after the Effective Date solely to the extent such Data relates to testing performed by SBCL on or prior to the Effective Date. To the extent any obligation of Quest Diagnostics in this Section 11.02 may be unenforceable, Quest Diagnostics shall contribute the maximum amount that it is permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the SmithKline Beecham Indemnified Parties for which Quest Diagnostics has an indemnification obligation under this Section 11.02.

                  SECTION 11.03. CERTAIN PROCEDURES. (a) A Quest Diagnostics Indemnified Party or SmithKline Beecham Indemnified Party (an "INDEMNIFIED PARTY") shall give the indemnifying party written notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 30 days of such determination, stating the indemnifiable amount, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under this Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expense incurred during the period, if any, from the date that is thirty days after such determination to the date the Indemnified Party provides notice hereunder). If the indemnifying party does not notify the Indemnified Party within 30 days following its receipt of such notice that the indemnifying party disputes its liability to the Indemnified Party under this Article XI, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under this Article XI and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction pursuant to Section 12.16.

                  (b) The obligations and liabilities of the indemnifying party under this Article XI with respect to claims of any third party that are subject to the indemnification provided for in this Article XI ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, such Indemnified Party shall give the indemnifying party written notice of such Third Party Claim within 30 days of the receipt by such Indemnified Party of such notice and shall deliver copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim during such 30-day time period; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period, if any, from the date that is thirty days after receipt by the Indemnified Party of such notice to the date the Indemnified Party provides notice hereunder). If an indemnifying party acknowledges in writing its obligation to indemnify an Indemnified Party hereunder against any Losses or other amounts indemnified against that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; PROVIDED that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. In the event an indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the indemnifying party in such defense and the prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent in a case where the indemnifying party shall not have assumed the defense of such Third Party Claim shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim.

                  SECTION 11.04. ADJUSTMENTS; LIMITATIONS ON INDEMNITY. (a) Any amount indemnified against under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such indemnified amount, shall be paid free and clear of any present or future withholding taxes or other similar charges, and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount; PROVIDED, HOWEVER, that (i) the indemnifying party shall be subrogated to the rights of the Indemnified Party to recover amounts under insurance policies of the Indemnified Party with respect to such indemnified amount and (ii) to the extent that the Indemnified Party receives payment of amounts under such policies for Losses for which the indemnifying party has already made payments under this
Article XI, the Indemnified Party shall pay over such amounts to the indemnifying party. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the receipt or accrual of any indemnity payment or incurrence or payment of an indemnified amount. Any indemnification payment hereunder shall initially be made without regard to adjustment for net Tax benefit or net Tax cost under this Section 11.04 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit within ten days after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount as the case may be. The parties shall make any adjusting payment between each other as is required under this
Section 11.04 within ten (10) days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit or net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and payments the Indemnified Party and the Indemnifying Party to reflect such adjustment shall be made if necessary within ten (10) days of such determination.

                  (b) SmithKline Beecham shall not have any liability under this
Article XI or in connection with its breach of any other provision of this Agreement for any consequential, punitive, indirect, special or incidental damages incurred by any Quest Diagnostics Indemnified Party other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Quest Diagnostics Indemnified Party.

                  (c) Quest Diagnostics shall not have any liability under this
Article XI or in connection with its breach of any other provision of this Agreement for any consequential, punitive, indirect, special or incidental damages incurred by any SmithKline Beecham Indemnified Party other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such SmithKline Beecham Indemnified Party.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  SECTION 12.01. INTERPRETATION. (a) The headings contained in this Agreement, in any Appendix hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement.

                  (b) In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections and Appendices shall be construed to refer to Articles, Sections and Appendices of this Agreement.

                  (d) All references in this Agreement to Laboratory Data, Encoded Laboratory Data and Data expressly exclude (i) Laboratory Data used by SmithKline Beecham and/or its Affiliates pursuant to the Category One Data Access Agreement dated the date hereof, between SmithKline Beecham and Quest Diagnostics and (ii) any other Laboratory Data not used by SmithKline Beecham and/or its Affiliates pursuant to this Agreement.

                  SECTION 12.02. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

                  SECTION 12.03. CONFIDENTIALITY. (a) During the Term of this Agreement and for five (5) years thereafter, SmithKline Beecham and Quest Diagnostics shall not, and shall ensure that their respective Affiliates do not, use or disclose to Third Parties any confidential information received from the other (disclosing) party, except as otherwise expressly permitted by this Agreement, without first obtaining the written consent of the disclosing party. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge through no fault of the receiving party or its Affiliates, or is in the rightful possession of the receiving party as of or following the Effective Date, or is disclosed to the receiving party by a Third Party having the right to do so, or is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed (PROVIDED that to the extent feasible, the disclosing party is provided reasonable advance notice of such disclosure and provided with an effective opportunity to appear, protest, and seek to limit such disclosure). The parties shall take all reasonable measures to assure that no unauthorized use or disclosure is made to Third Parties by Affiliates to whom access to such information is granted.

                  (b) Nothing herein shall be construed as preventing SmithKline Beecham from disclosing any information received from Quest Diagnostics hereunder to an Affiliate; PROVIDED that such Affiliate has undertaken a similar written obligation of confidentiality to SmithKline Beecham with respect to the confidential information. Nothing herein shall be construed as preventing Quest Diagnostics from disclosing any information received from SmithKline Beecham hereunder to an Affiliate; PROVIDED that such Affiliate has undertaken a similar written obligation of confidentiality to Quest Diagnostics with respect to the confidential information.

                  (c) SmithKline Beecham covenants for itself and its Affiliates that they shall not use Data or any subportions thereof in any manner that discloses or utilizes Patient Identifiers, in any way that violates any Applicable Laws governing confidentiality of patient identifiable healthcare information.

                  (d) Each party shall keep confidential, and shall cause its Affiliates, officers, directors and employees to keep confidential and shall use commercially reasonable efforts to cause its advisors to keep confidential, (i) the existence of any notice delivered by a party hereto to another party hereto in accordance with this Agreement and (ii) the content of any such notice, except as required by Applicable Law and except for information which is available to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 12.03(d). In the event disclosure is required under Applicable Law, each party shall, and shall cause its applicable Affiliate, officer, director or employee to, provide the other party with prompt prior written notice of such requirement so that such party may seek a protective order or other appropriate remedy, and otherwise cooperate in all commercially reasonable respects in obtaining the same.

                  (e) Nothing in this Section 12.03 shall enlarge or diminish any right or obligations undertaken by either party in any other provision of this Agreement. To the extent that the general restrictions of this Section
12.03 conflict in any respect with any other specific provision of this Agreement, that specific provision shall control.

                  SECTION 12.04. AMENDMENTS AND WAIVER OF PERFORMANCE. (a) No amendment, modification or waiver in respect of this Agreement shall be effective unless it (i) shall be in writing making specific reference to this Agreement and setting forth the plan or intention to amend, modify or waive this Agreement; and (ii) shall be signed by the parties hereto.

                  (b) The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

                  SECTION 12.05. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 12.06. NOTICES. All notices or other communications required or permitted to be given hereunder, except as provided in Sections 6.02(b) and 7.02(b), shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (a)  if to Quest Diagnostics:

                           Quest Diagnostics Incorporated
                           One Malcolm Avenue
                           Teterboro, NJ 07608
                           Attention:  General Counsel

                  (b)  if to SmithKline Beecham,

                           SmithKline Beecham plc
                           One New Horizons Court
                           Middlesex TW8 9EP
                           Brentford, England
                           Attention:  General Counsel

                           with copies to:

                           SmithKline Beecham Corporation
                           One Franklin Plaza
                           Philadelphia, PA 19102
                           Attention:  U.S. General Counsel

                  SECTION 12.07. TRADEMARKS AND TRADE NAMES. (a) SmithKline Beecham shall not be permitted to use the trademarks or trade names of Quest Diagnostics in connection with the use of Data or the distribution, marketing or sale of programs or services which use Data without prior written approval of Quest Diagnostics for each such use; PROVIDED that SmithKline Beecham shall be permitted to properly identify Quest Diagnostics as the source of Data provided that such identification is merely of Quest Diagnostics as the source of such Data and is made in accordance with Quest Diagnostics' then current policy for identifying itself (as provided in writing to SmithKline Beecham).

                  (b) So long as this Agreement is in effect, SmithKline Beecham shall, upon Quest Diagnostics' written request, accompany all Data delivered or published via the Internet with Quest Diagnostics' then-current corporate logo. Pursuant to guidelines to be established by SmithKline Beecham in good faith, such logo shall be displayed, together with such Data and with comparable prominence regarding location, presentation and relative size as any other provider of data used by SmithKline Beecham in programs, services and products under Category Three Uses (taking into account the relative importance and quantities of the various categories and sources of data included in the program, service or product and the relative terms and conditions on which such categories and sources of data are provided); PROVIDED that so long as Quest Diagnostics is the largest supplier of laboratory data (in terms of volume of data supplied) to SmithKline Beecham, Quest Diagnostics' then-current corporate logo shall be displayed together with such Data and with superior location (i.e. first in order), and otherwise with not less favorable prominence regarding presentation and relative size, as compared with any other provider of laboratory data to SmithKline Beecham.

                  SECTION 12.08. CHANGE IN APPLICABLE LAW. In the event of a change in or addition to any Applicable Law which has, or could reasonably be expected to have, a material


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effect upon the access to or use of Data as provided in this Agreement, then either party may give the other party notice of the need for the parties to bring this Agreement into compliance with such revised Applicable Law. Unless waived by the receiving party, the notifying party shall support its contention of the need to amend this Agreement due to the contended change in Applicable Law with a written legal opinion to such effect from outside counsel reasonably qualified to opine on the law of patient confidentiality, disclosures and use of health care data and reasonably acceptable to the receiving party. If the parties agree that the change in or addition to Applicable Law has occurred and that the Agreement must be brought into compliance with such change or addition, the parties shall then negotiate reasonably and in good faith to amend this Agreement solely to the extent necessary to bring the terms of this Agreement into such compliance while preserving to the extent possible the original intent of, and all the rights and relative benefits of each party under, this Agreement. If, within five business days, the parties can not mutually agree on whether or not a modification to the Agreement is required pursuant to this
Section 12.08 or on the terms of such modification to this Agreement as contemplated by the immediately preceding sentence, such matter shall be resolved pursuant to Section 12.15.

                  SECTION 12.09. DISENROLLMENT. SmithKline Beecham agrees (a) to promptly notify Quest Diagnostics of any complaints by a Person concerning such Person's inclusion in any product or service provided by SmithKline Beecham or SmithKline Beecham's Affiliate pursuant to this Agreement and (b) to cooperate with Quest Diagnostics in resolving such complaints in a commercially reasonable manner, including without limitation promptly disenrolling any Person who so requests. SmithKline Beecham shall promptly disenroll from inclusion in any product or service provided by SmithKline Beecham or SmithKline Beecham's Affiliate pursuant to this Agreement any Person who so requests.

                  SECTION 12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.10; PROVIDED that receipt of copies of such counterparts is confirmed.

                  SECTION 12.11. ENTIRE AGREEMENT. This Agreement and the Participation Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter including, without limitation, the Purchase Agreement and its Exhibits (including the "Summary of Terms - Data Access Agreement"). Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

                  SECTION 12.12. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  SECTION 12.13. FORCE MAJEURE. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party obligated to perform (including any computer system or connectivity failures), unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, PROVIDED that the affected party shall use reasonable commercial efforts to avoid or remove such causes of non-performance and shall promptly continue performance at such time when such causes are removed. When such circumstances arise, the parties shall negotiate in good faith what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

                  SECTION 12.14. RECORDING. Either party may, at any time, record, register or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and the other party shall provide reasonable assistance to such party at such party's expense in effecting such recording, registering or notifying.

                  SECTION 12.15. DISPUTE RESOLUTION. (a) All controversies, claims or disputes ("Disputes") that arise out of or relate to Articles VI, VII and VIII, Sections 4.03, 5.02, 9.03, 9.05 and 12.08 and any other provision of this Agreement which expressly provides that this Section 12.15 applies to such provision shall be resolved in accordance with the provisions of Appendix D.

                  (b) Either party may elect to cause any Dispute that arises out of or relates to Sections 4.03, 5.02, 9.03, 9.05, 12.08, or otherwise arises out of or relates to a change in Applicable Law relating to patent confidentiality or the suspension by Quest Diagnostics of the transmission of Data to SmithKline Beecham to be resolved pursuant to Sections 3 and 6 of Appendix D.

                  (c) The costs and expenses of an arbitration pursuant to
Section 6 of Appendix D of any Dispute that arises out of or relates to Section 7.05(c) or 8.01(b), and the related costs and expenses of each of the parties, shall be borne by the "Losing" party unless the arbitrator or arbitrators determine that another allocation of such costs and expenses is equitable.

                  SECTION 12.16. CONSENT TO JURISDICTION. Both SmithKline Beecham and Quest Diagnostics irrevocably submit to the exclusive jurisdiction of (a) a Federal court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Both SmithKline Beecham and Quest Diagnostics agree to commence any action, suit or proceeding relating hereto either in a Federal court for the Southern District of New York or in a New York state court located in the County of New York. Both SmithKline Beecham and Quest Diagnostics further agree that service of any process, summons, notice or document by U.S. registered mail to each such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section
12.16. Both SmithKline Beecham and Quest Diagnostics irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 12.17. WAIVER OF JURY TRIAL. Subject to their obligations under Section 12.15, each of SmithKline Beecham and Quest Diagnostics hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Both SmithKline Beecham and Quest Diagnostics
(a) certify that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledge that each of them and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.17.

                  SECTION 12.18. EQUITABLE RELIEF. (a) Quest Diagnostics acknowledges that access to Laboratory Data and Encoded Laboratory Data for SmithKline Beecham is a unique resource for which breach by Quest Diagnostics could cause SmithKline Beecham immediate and irreparable harm and may entitle SmithKline Beecham to preliminary, and permanent injunctive relief and other equitable relief to remedy such breach or the threat of such a breach without the necessity of proving actual damages.


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

                  (b) SmithKline Beecham acknowledges SmithKline Beecham's breach of the terms of this Agreement and the unauthorized disclosure of Data as to which it has access under this Agreement could cause Quest Diagnostics immediate and irreparable harm and under such circumstances may entitle Quest Diagnostics to preliminary, and permanent injunctive relief and other equitable relief to remedy such breach or the threat of such a breach without the necessity of proving actual damages.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                             SMITHKLINE BEECHAM PLC,


                                             By /s/ Donald F. Parman
                                                Name: Donald F. Parman
                                                Title: Authorized Signatory


                                             QUEST DIAGNOSTICS
                                             INCORPORATED,


                                             By /s/ Kenneth W. Freeman
                                                Name: Kenneth W. Freeman
                                                Title: Chief Executive Officer